United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549

                           SEC File Number: 000-32307
                            CUSIP Number: 020731 10 5

                                   Form 12b-25
                           Notification of Late Filing
                                  Amendment #1
                                  ------------

Check One:  ( ) Form 10-KSB  ( ) Form 11-K  (X) Form 10-QSB  ( ) Form N-SAR

For Period Ended: September 30, 2004

          ( ) Transition Report on Form 10-KSB
          ( ) Transition Report on Form 20-K
          ( ) Transition Report on Form 11-K
          ( ) Transition Report on Form 10-Q
          ( ) Transition Report on Form N-SAR

          For the Transition Period Ended:

                    -----------------------------------------

Read instructions (on back page) before preparing form. Please print or type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:


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                         Part I: Registrant Information

Sea Sun Capital Corporation
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Full Name of Registrant

Alpha Holding, Inc.
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Former Name if Applicable

9977 - 178 Street, Building 14, Suite 205
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Address of Principal Executive Office (Street and Number)

Edmonton                         Alberta                  T5T 6J6, Canada
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City                              State                      ZIP Code

                        PART II: Rules 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[ ] (a) The reasons described in reasonable detail in part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, form 20-F, 11K, Fork N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on the Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]  (c)  The   accountant's   statement  or  other  exhibit  required  by  Rule
12b-25(c)has been attached is applicable.


                               Part III: Narrative

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portions thereof, could not be filed with the prescribed time period. (Attach extra sheets if needed.)

Financial information not yet completed.


                           Part IV: Other Information

(1) Name and telephone number of person to contact in regard to this notification

Steven L. Siskind                   212                       750-2002
-----------------                   ---                       --------
    (Name)                      (Area Code)              (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If the answer is no, identify report(s).

               Yes  X                     No
                  -----                     -----

(3) It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

               Yes                        No  X
                  -----                     -----

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                           Sea Sun Capital Corporation
                           ---------------------------
                  (Name of registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: November 12, 2004                        By:  /s/ Graham Millington
                                                  ----------------------------
                                                  Graham Millington, President